EXHIBIT 99.1

FOR IMMEDIATE RELEASE        INVESTOR CONTACTS:       PRESS CONTACT:
                             Patrick Barry            Maggie Vermillion
                             CFO, Bluefly, Inc.       Paul Wilmot Communications
                             212- 944-8000 ext. 239   212-206-7447 ext.19
                             pat@bluefly.com          mvermillion@greatpress.com

                             Budd Zuckerman
                             Genesis Select
                             303-415-0200
                             bzuckerman@genesisselect.com

                   BLUEFLY REPORTS SECOND QUARTER 2007 RESULTS

    NEW YORK - August 8, 2007 - Bluefly, Inc. (NASDAQ Capital Market:BFLY), a leading online retailer of designer brands, fashion trends and superior value (www.bluefly.com), today announced strong growth in revenue and continued strong gross profit for the second quarter 2007.

    Highlights for the second quarter included:

        o Revenue increased by approximately 29% to $21.6 million from $16.8 million in second quarter 2006.

        o       Gross profit increased by approximately 20%.

        o Gross margin decreased to 39.2% from 42.0% in second quarter 2006, however the gross margin dollars per order increased to $66.53 in the second quarter of 2007 compared to $61.85 in the second quarter of 2006.

        o Operating loss increased to $2,249,000 compared to operating loss of $1,754,000, primarily as a result of (i) an increase of $1.1 million in spending related to marketing and advertising and (ii) $899,000 incremental stock-based compensation expense incurred in connection with existing stock based compensation awards.

        o Net loss increased to $2.1 million from $1.9 million. Loss per share decreased to $0.02 per share (based on 130.5 million weighted average shares outstanding after preferred stock dividends) from $0.17 per share (based on 40.3 million weighted average shares outstanding after preferred stock dividends).

        o       Inventory declined by $1.1 million since December 2006.

        "We are pleased with the continued growth in revenue and gross profit improvement and believe these kinds of improvements demonstrate that we are on a path toward profitability," said Melissa Payner, Bluefly's Chief Executive Officer. "The operating loss, excluding the non-cash charges related to stock based compensation, decreased compared to the prior year. In fact, when we exclude these amounts from both this quarter and last year, the operating loss is 35% lower comparatively."

    The  company  will host a  conference  call  webcast to  discuss  its second
    quarter   today  at  5:00  p.m.   Investors   can  access  the   webcast  at
    www.investor.bluefly.com.

    ABOUT BLUEFLY, INC.

    Founded in 1998, Bluefly, Inc. (NASDAQ Capital Market: BFLY) is a leading online retailer of designer brands, fashion trends and superior value. Bluefly is headquartered at 42 West 39th Street in New York City, in the heart of the Fashion District. For more information, please call 212-944-8000 or visit www.bluefly.com.

This press release may include statements that constitute "forward-looking statements," usually containing the words "believe," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K. These risks and uncertainties include, but are not limited to, the Company's ability to execute on, and gain additional revenue from, its marketing initiatives; the Company's history of losses and anticipated future losses; the potential failure to forecast revenues and/or to make adjustments to operating plans necessary as a result of any failure to forecast accurately; unexpected changes in fashion trends; cyclical variations in the apparel and e-commerce market; the availability of merchandise; the Company's dependence on one supplier for a material portion of its inventory; risks associated with the acquisition of inventory from foreign markets, including currency fluctuations; These risks are not disclosed in the 10-Q. If these are new risk factors, the Company will need to disclose these risks under Item 1A in the 10-Q, and add these risks to the forward looking statements in the 10-Q; the need to further establish brand name recognition; management of potential growth; and risks associated with the Company's ability to handle increased traffic and/or continued improvements to its Web site.

                                     -more-

CONDENSED STATEMENTS OF OPERATIONS - UNAUDITED

                                                           THREE MONTHS ENDED
                                                    -------------------------------
                                                       JUNE 30,          JUNE 30,
                                                        2007              2006
                                                    -------------     -------------
Net sales                                           $  21,608,000     $  16,793,000
Cost of sales                                          13,145,000         9,747,000
                                                    -------------     -------------
     Gross profit                                       8,463,000         7,046,000
     Gross profit percentage                                 39.2%             42.0%

Selling and fulfillment expenses                        4,546,000         3,848,000
Marketing expenses                                      2,712,000         1,729,000
General and administrative expenses                     3,454,000         3,223,000
                                                    -------------     -------------
   Total operating expenses                            10,712,000         8,800,000

 Operating loss                                        (2,249,000)       (1,754,000)

Interest and other income                                 169,000            67,000

Interest expense                                          (62,000)         (214,000)
                                                    -------------     -------------
Net loss                                            $  (2,142,000)    $  (1,901,000)
                                                    =============     =============

Preferred stock dividends                                 (11,000)         (990,000)
Deemed dividends related to beneficial conversion
 feature on Series F Preferred Stock                           --        (3,857,000)
                                                    -------------     -------------
Net loss available to common shareholders           $  (2,153,000)    $  (6,748,000)
                                                    =============     =============

Basic and diluted net loss per share
  (after preferred stock dividends)                 $       (0.02)    $       (0.17)
                                                    =============     =============

Weighted average shares outstanding                   130,508,897        40,267,334
                                                    =============     =============

                                     -more-

SELECTED BALANCE SHEET DATA & KEY METRICS- UNAUDITED

                                                       JUNE 30,        DECEMBER 31,
                                                        2007              2006
                                                    -------------     -------------
Cash                                                $  14,626,000     $   20,188,00
Inventories, net                                       23,081,000        24,189,000
Prepaid Inventory                                         569,000           616,000
Other Current Assets                                    3,782,000         3,613,000
Property & Equipment, net                               4,939,000         3,573,000
Current Liabilities                                    11,415,000        14,603,000
Other Long-term Liabilities                               131,000                --
Shareholders' Equity                                   35,671,000        37,827,000

                                                     THREE MONTHS      THREE MONTHS
                                                        ENDED             ENDED
                                                    JUNE 30, 2007     JUNE 30, 2006
                                                    -------------     -------------
Average Order Size
 (including shipping & handling revenue)            $      284.01     $      248.32
Customers Added During Period                              45,102            37,799

                                    - more -

CONDENSED STATEMENTS OF CASH FLOWS

                                                               THREE MONTHS     THREE MONTHS
                                                                  ENDED            ENDED
                                                              JUNE 30, 2007    JUNE 30, 2006
                                                              -------------    -------------
                                                               (Unaudited)      (Unaudited)
Cash flows from operating activities:
 Loss from operations                                         $  (2,142,000)   $  (1,901,000)
 Adjustments to reconcile loss from operations
   to net cash used in operating activities:
    Depreciation and amortization                                   413,000          376,000
    Non-cash expense related to warrants issued to supplier              --           41,000
    Provisions for returns                                       (1,128,000)         147,000
    Bad debt expense                                                143,000          405,000
    Stock options expense                                         1,506,000          611,000
    Reserve for inventory obsolescence                              100,000          375,000
    Changes in operating assets and liabilities:
     (Increase) decrease in:
      Inventories                                                 2,952,000         (198,000)
      Accounts receivable                                         1,131,000          424,000
      Prepaid inventory                                            (191,000)        (456,000)
      Prepaid expenses                                              120,000         (183,000)
      Other current assets                                         (100,000)        (143,000)
     (Decrease) increase in:
      Accounts payable                                             (892,000)      (4,194,000)
      Accrued expenses and other current liabilities               (187,000)       1,827,000
      Interest payable to related party shareholders                     --          122,000
      Deferred revenue                                              (48,000)        (192,000)
                                                              -------------    -------------

      Net cash provided by (used in) operating activities         1,677,000       (2,939,000)

Cash flows from investing activities:
 Purchase of property and equipment                              (1,321,000)        (482,000)
                                                              -------------    -------------

      Net cash (used in) investing activities                    (1,321,000)        (482,000)
                                                              -------------    -------------

Cash flows from financing activities:
 Net proceeds from June 2006 Financing                                   --       48,002,000
 Repayment of related party loan                                         --       (5,488,000)
 Preferred Stock Dividends paid                                          --      (19,512,000)
 Net proceeds from June 2005 Financing                                   --               --
 Net proceeds from exercise of Stock Options                         16,000               --
 Payment of capital lease obligation                                     --          (13,000)
                                                              -------------    -------------

      Net cash provided by provided by financing activities          16,000       22,989,000
                                                              -------------    -------------

Net increase in cash and cash equivalents                           372,000       19,568,000

Cash and cash equivalents - beginning of period                  14,254,000        4,429,000
                                                              -------------    -------------

      Cash and cash equivalents - end of period               $  14,626,000    $  23,997,000
                                                              -------------    -------------